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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.  )


                                MEDIAPLEX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Shares, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   58446B105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               November 19, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No.   58446B105                 13G                      Page 2 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


Zeron Capital Ltd.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
N/A
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Bermuda
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           125,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         125,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                    125,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                     .004%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                                       CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   58446B105                 13G                      Page 3 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


Argossy Limited
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


British Virgin Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,000,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,000,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                    1,000,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                      3.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                                       CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   58446B105                 13G                      Page 4 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


Odyssey Venture Partners LP
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
N/A
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Bermuda
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,500,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,500,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                    1,500,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                      4.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   58446B105                 13G                      Page 5 of 8 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:


Mediaplex, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:


177 Stueart Street, 2nd flr.
San Francisco, CA  94105
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

This filing is made on behalf of Zeron Capital Ltd.; Odyssey Venture Partners LP and Argossy Limited.
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

The principal address for all filers is Bermuda Commercial Bank Bldg, 44 Church Street, Hamilton, HM 12, Bermuda
________________________________________________________________________________
Item 2(c).  Citizenship:


Zeron Capital Ltd. and Odyssey Venture Partners LP were organized and exist under the laws of Bermuda. Argossy Limited was organized and exists under the laws of the British Virgin Islands.
________________________________________________________________________________
Item 2(d). Title of Class of Securities:


                                  Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:


                                    58446B105
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

CUSIP No.   58446B105                 13G                      Page 6 of 8 Pages


Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: Zeron Capital Ltd. ("Zeron") 125,000 shares; Odyssey Venture Partners LLP ("Odyssey") 1,500,000 shares; and Argossy Limited ("Argossy") 1,000,000 shares.

     (b) Percent of class: Zeron .004%; Odyssey 4.8%; Argossy 3.3%.

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct  the vote:  Zeron  125,000  shares
          upon  exercise  of  a  warrant;   Odyssey  1,500,000  shares;  Argossy
          1,000,000 shares.

          (ii) Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: Zeron 125,000 shares upon exercise of a warrant; Odyssey 1,500,000 shares; Argossy 1,000,000 shares.

          (iv) Shared power to dispose or to direct the disposition of: 0


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

                                See Item 4 above

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                      N/A

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                      N/A

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

                                      N/A

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                                      N/A

________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE


     After reasonable inquiry and to the best knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                        Zeron Capital Ltd.
                                        By:     /s/ Maxwell L. H. Quin
                                        Name:   Maxwell L. H. Quin
Dated:  February 4, 2000                Title:  Director


                                        Odyssey Venture Partners LP
                                        By:     /s/ Maxwell L. H. Quin
                                        Name:   Maxwell L. H. Quin
                                        Title:  Director of Zeron Capital Ltd.,
                                                as general partner to Odyssey
Dated:  February 4, 2000                        Venture Partners LP


                                        Argossy Limited
                                        By:     /s/ Ian Pilgrim
                                        Name:   Ian Pilgrim
Dated:  February 4, 2000                Title:   Director

EXHIBIT A
                             JOINT FILING AGREEMENT


     Zeron Capital Ltd., Odyssey Venture Partners LP and Argossy Limited agree that the Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Mediaplex, Inc. is filed on behalf of each of them.



                                        Zeron Capital Ltd.
                                        By:     /s/ Maxwell L. H. Quin
                                        Name:   Maxwell L. H. Quin
Dated:  February 4, 2000                Title:  Director


                                        Odyssey Venture Partners LP
                                        By:     /s/ Maxwell L. H. Quin
                                        Name:   Maxwell L. H. Quin
                                        Title:  Director of Zeron Capital Ltd.,
                                                as general partner to Odyssey
Dated:  February 4, 2000                        Venture Partners LP


                                        Argossy Limited
                                        By:     /s/ Ian Pilgrim
                                        Name:   Ian Pilgrim
Dated:  February 4, 2000                Title:   Director